Exhibit 99.1

Company Contact:	Steven L. Brink Chief Financial Officer Quiksilver, Inc. (714) 889-2200

Investor Relations:	Chad A. Jacobs, Joe Teklits, James Palczynski Integrated Corporate Relations (203) 682-8200
— Quiksilver, Inc. Reports 2006 Third Quarter Financial Results —
— Third Quarter Net Revenues Increase 41% to $525.9 million —
— Earnings Per Share was $0.04, In Line With Guidance —
— Company Revises Fourth Quarter Guidance and Initiates FY07 Guidance —
Huntington Beach, California, September 7, 2006—Quiksilver, Inc. (NYSE: ZQK) today announced operating results for the third quarter ended July 31, 2006. Consolidated net revenues for the third quarter of fiscal 2006 increased 41% to $525.9 million from $373.8 million in the third quarter of fiscal 2005. Consolidated net income for the third quarter of fiscal 2006 was $5.3 million compared to $24.6 million the year before. The Company’s fiscal 2006 quarterly results include Rossignol and Cleveland Golf, which were acquired at the end of July 2005. Rossignol’s business is seasonal and has a positive effect on the Company’s first and fourth quarters when it generates profits but has a negative effect in the second and third quarters during its seasonally low shipping periods. Consolidated net income for the third quarter of fiscal 2006 includes $3.5 million in stock compensation required to be expensed by current accounting standards. No stock compensation expense was recorded in the third quarter of fiscal 2005. Third quarter fully diluted earnings per share was $0.04 versus $0.20 for the third quarter of fiscal 2005. Earnings per share on a fully diluted basis, excluding stock compensation expense and the related tax effect, was $0.07 for the third quarter of fiscal 2006, in line with the Company’s previous guidance. The $0.03 difference between $0.07 per share, excluding stock compensation expense, and actual earnings per share of $0.04 per share is determined by dividing $3.5 million, which is the tax-effected stock compensation expense, by 127.7 million weighted average common shares outstanding, assuming dilution.
Net revenues from the company’s newly acquired Rossignol and Cleveland Golf businesses totaled $76.8 million during the third quarter ended July 31, 2006.
Robert B. McKnight, Jr., Chairman of the Board and Chief Executive Officer of Quiksilver, Inc., commented, “During the third quarter, we continued to execute at a high level. Our core business, which was strong across the board, drove our solid results. While we have some interim issues in the golf market which will have a moderate impact on our fourth quarter expectations, we are encouraged with the ongoing momentum in our core business and remain enthusiastic about our future prospects.”
Net revenues in the Americas increased 41% during the third quarter of fiscal 2006 to $277.4 million from $196.3 million in the third quarter of fiscal 2005. As measured in U.S. dollars and reported in the financial statements, European net revenues increased 43% during the third quarter of fiscal 2006 to $191.0 million from $133.6 million in the third quarter of fiscal 2005. As measured in euros, European net revenues increased 38% for those same periods. Asia/Pacific

Quiksilver, Inc. Third Quarter 2006 Results
September 7, 2006

net revenues increased 31% to $56.3 million in the third quarter of fiscal 2006 from $43.1 million in the third quarter of fiscal 2005. As measured in Australian dollars, Asia/Pacific net revenues increased 32% for those same periods.
Consolidated inventories increased 18% to $516.4 million at July 31, 2006 from $438.3 million at July 31, 2005. Inventories grew 14% in constant dollars. Consolidated trade accounts receivable increased 15% to $492.4 million at July 31, 2006 from $428.3 million at July 31, 2005.
Bernard Mariette, President of Quiksilver, Inc., commented, “We were pleased to once again meet our expectations for the third quarter. There is no question, particularly within our core base of accounts, that our brands continue to be among the most powerful in their respective markets. Our board sports brands had one of the best summer seasons in the history of our company. Quiksilver, Roxy, and DC Shoes all performed very well, demonstrating strength in nearly every product category. At the same time, we remain excited to leverage Rossignol to both reinforce its core ski position and to translate the worldwide strength of its brand into a full collection of outdoor lifestyle products.”
Mr. Mariette continued, “The diversification of our business—by brand, channel, gender and category—coupled with a world class team of talented people, continues to drive our success both here and abroad. Our management team is energized to take the next steps for both the continued growth of our long-standing brands and territories as well as for the push into new businesses, new products, and new markets. We are dedicated to achieving our vision of becoming the dominant outdoor lifestyle company and are advancing our leadership position each and every day.”
The Company has revised its fourth quarter fiscal 2006 guidance and initiated fiscal 2007 guidance. Due to softness in the golf market, the Company now expects fiscal 2006 fourth quarter diluted earnings per share to be approximately $0.53, before stock compensation expense and the related tax effect, or $0.51 including stock compensation expense. For fiscal 2006, the Company expects to report diluted earnings per share of approximately $0.84, before stock compensation expense and the related tax effect, or $0.73, including stock compensation expense. Revenue expectations were also updated to reflect current foreign currency exchange rates and strength in the Company’s business in the Americas. For the fourth quarter of fiscal 2006, revenues are now expected to range from $745 million to $750 million, which would result in full year fiscal 2006 revenues approximating $2.33 billion. For fiscal 2007, the Company’s initial guidance is for revenues of approximately $2.5 billion and diluted earnings per share, including stock compensation expense and the related tax effect, ranging from $0.88 to $0.92, which represents earnings per share growth ranging from 21% to 26%.
Mr. McKnight concluded, “We recently returned from trade shows both in the U.S. and Europe, and the response from retailers continues to be extremely positive. We have always been focused on product and innovation, and with each passing season we are creating newness and excitement which allows us to further our unique connection with our customers around the world.”
About Quiksilver
Quiksilver, Inc. (NYSE:ZQK) is the world’s leading outdoor sports lifestyle company, which designs, produces and distributes a diversified mix of branded apparel, wintersports and golf equipment, footwear, accessories and related products. The Company’s apparel and footwear brands represent a casual lifestyle for young-minded people that connect with its boardriding culture and heritage, while its wintersports and golf brands symbolize a long standing commitment to technical expertise and competitive success on the mountains and on the links.

Quiksilver, Inc. Third Quarter 2006 Results
September 7, 2006

The reputation of Quiksilver Inc.’s brands is based on different outdoor sports. The Company’s Quiksilver, Roxy, DC Shoes and Hawk brands are synonymous with the heritage and culture of surfing, skateboarding and snowboarding, and its beach and water oriented swimwear brands include Raisins, Radio Fiji and Leilani. The Rossignol, Dynastar, Lange, Look and Kerma brands are leaders in the alpine ski market, and the Company makes snowboarding equipment under its Rossignol, Dynastar, DC Shoes, Roxy, Lib Technologies, Gnu and Bent Metal labels. The Company’s golf business includes Cleveland Golf, as well as Never Compromise putters and Fidra apparel. Gotcha is the Company’s surf-based European brand addressing street fashion.
The Company’s products are sold in over 90 countries in a wide range of distribution, including surf shops, ski shops, skateboard shops, snowboard shops, proprietary Boardriders Club shops, other specialty stores and select department stores. Quiksilver’s corporate and Americas’ headquarters are in Huntington Beach, California, while its European headquarters are in St. Jean de Luz and St. Jean de Moirans, France, and its Asia/Pacific headquarters are in Torquay, Australia.
Forward looking statements:
This press release contains forward-looking statements including but not limited to statements regarding the company’s financial forecast, earnings and revenue guidance and the success of the Rossignol integration activities. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the section titled “Forward-Looking Statements” in Quiksilver’s Annual Report on Form 10-K.
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NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at www.quiksilver.com,
www.roxy.com, www.dcshoecousa.com, www.quiksilveredition.com, www.hawkclothing.com,
www.rossignol.com, www.dynastar.com,
www.clevelandgolf.com, and www.fidragolf.com.

Quiksilver, Inc. Third Quarter 2006 Results
September 7, 2006

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended July 31,
In thousands, except per share amounts	2006	2005
Revenues, net	$525,854	$373,751
Cost of goods sold	277,079	198,836

Gross profit	248,775	174,915

Selling, general and administrative expense	228,843	133,589

Operating income	19,932	41,326

Interest expense	11,877	5,490
Foreign currency loss (gain)	377	(388)
Minority interest and other expense	484	207

Income before provision for income taxes	7,194	36,017

Provision for income taxes	1,858	11,382

Net income	$5,336	$24,635

Net income per share	$0.04	$0.21

Net income per share, assuming dilution	$0.04	$0.20

Weighted average common shares outstanding	122,341	118,764

Weighted average common shares outstanding, assuming dilution	127,737	124,308

Quiksilver, Inc. Third Quarter 2006 Results
September 7, 2006

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Nine Months Ended July 31,
In thousands, except per share amounts	2006	2005
Revenues, net	$1,583,924	$1,143,464
Cost of goods sold	852,098	622,278

Gross profit	731,826	521,186

Selling, general and administrative expense	655,986	402,386

Operating income	75,840	118,800

Interest expense	36,417	10,548
Foreign currency gain	(616)	(213)
Minority interest and other expense	895	352

Income before provision for income taxes	39,144	108,113

Provision for income taxes	11,476	34,597

Net income	$27,668	$73,516

Net income per share	$0.23	$0.62

Net income per share, assuming dilution	$0.22	$0.59

Weighted average common shares outstanding	121,928	118,175

Weighted average common shares outstanding, assuming dilution	127,564	123,729

Quiksilver, Inc. Third Quarter 2006 Results
September 7, 2006

CONSOLIDATED BALANCE SHEETS (Unaudited)

	July 31,	October 31,
Amounts in thousands	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$84,342	$75,598
Trade accounts receivable, less allowance for doubtful accounts of $30,319 (2006) and $10,727 (2005)	492,414	599,486
Other receivables	32,400	27,414
Income tax receivable	5,253	¯
Inventories	516,366	386,396
Deferred income taxes	46,859	41,646
Prepaid expenses and other current assets	27,991	21,819

Total current assets	1,205,625	1,152,359

Fixed assets, net	264,585	241,979
Intangibles, net	247,263	247,702
Goodwill	525,846	449,377
Other assets	51,326	43,955
Assets held for sale	23,311	23,229

Total assets	$2,317,956	$2,158,601

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Lines of credit	$278,261	$220,113
Accounts payable	242,309	212,407
Accrued liabilities	195,797	182,973
Current portion of long-term debt	22,728	50,833
Income taxes payable	¯	27,176

Total current liabilities	739,095	693,502

Long-term debt	681,248	640,348
Deferred income taxes	73,886	81,628

Total liabilities	1,494,229	1,415,478

Minority interest	10,935	10,241

Stockholders’ equity:
Common stock	1,254	1,241
Additional paid-in capital	268,382	242,284
Treasury stock	(6,778)	(6,778)
Retained earnings	493,711	466,043
Accumulated other comprehensive income	56,223	30,092

Total stockholders’ equity	812,792	732,882

Total liabilities & stockholders’ equity	$2,317,956	$2,158,601

Quiksilver, Inc. Third Quarter 2006 Results
September 7, 2006

Information related to segments is as follows:

	Three Months Ended July 31,
Amounts in thousands	2006	2005
Revenues, net:
Americas	$277,413	$196,261
Europe	190,998	133,573
Asia/Pacific	56,309	43,145
Corporate operations	1,134	772

	$525,854	$373,751

Gross Profit:
Americas	$119,075	$78,791
Europe	101,401	73,419
Asia/Pacific	27,697	22,298
Corporate operations	602	407

	$248,775	$174,915

SG&A Expense:
Americas	$86,187	$55,872
Europe	105,845	54,323
Asia/Pacific	23,698	16,499
Corporate operations	13,113	6,895

	$228,843	$133,589

Operating Income:
Americas	$32,888	$22,919
Europe	(4,444)	19,096
Asia/Pacific	3,999	5,799
Corporate operations	(12,511)	(6,488)

	$19,932	$41,326